PAGE 1
                                                              Exhibit 27

SCHEDULE II-AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS, PROMOTERS, AND EMPLOYEES OTHER THAN
RELATED PARTIES

                                               CSX CORPORATION

The following summarizes notes receivable from officers and other senior managers of CSX Corporation (the
"Company") and its operating units as a result of their participation in the Company's 1991 Stock Purchase and Loan Plan ("SPLP") (filed on Form S-8 July 2, 1991, SEC Registration Statement Number 33-41498).  The
SPLP, which was approved by shareholders in 1991, provided for increased ownership of CSX common stock by the senior management group of the Company and its operating units, thereby more closely linking the interests of the senior management group with those of the shareholders of the Company.


                                                                  Deductions
                                 Balance at                -----------------------  Balance at end of Period
                                 Beginning                 Amounts                  ------------------------
Name of Debtor(1)                of Period    Additions    Collected(2)   Other(3)  Current     Not Current
- -----------------                ---------    ---------    ------------   --------  -------     -----------
YEAR ENDED DECEMBER 31, 1993
(Millions of Dollars)

J.W. SNOW                            $6          $0             $0           $2        $0           $4
A.R. CARPENTER                       $3          $0             $0           $1        $0           $2
J.P. CLANCEY                         $2          $0             $0           $1        $0           $1
J.R. DAVIS                           $2          $0             $0           $1        $0           $1
J. ERMER                             $2          $0             $0           $1        $0           $1

All participating employees as a
group (165 employees, including
those named above)                 $105          $0             $4          $19        $0          $82



Notes:

(1) The notes receivable from participating employees represent stock purchase loans which resulted from participation in the SPLP.  The notes receivable, which bear interest at the weighted average rate of 7.72%
per annum, are due July 31, 1996.  Under the terms of the SPLP, the principal and net interest receivable balances of each loan are subject to various adjustments as a result of the market price of the CSX common stock having equalled or exceeded certain threshold levels for a period of 10 consecutive business days.
These adjustments may consist of forgiveness of net interest and up to a 25 percent reduction of the principal balance.  The total non-current balance at December 31, 1993 represents recourse amounts totaling
$5 million and non-recourse amounts totaling $77 million.  The total non-current balance at December 31,
1993, is secured by 2,118,518 shares of CSX common stock (aggregate market value at January 31, 1994, $192 million).

(2) Amounts collected include forfeitures and cash payments.

(3) As of August 1, 1993, the principal and net interest receivable balances of each loan was subject to forgiveness adjustments as a result of the market price of the common stock having exceeded certain threshold levels for a period of 10 consecutive business days.


















                                                    - 1 -



             PAGE 2

SCHEDULE II-AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS, PROMOTERS, AND EMPLOYEES OTHER THAN
RELATED PARTIES

                                               CSX CORPORATION

The following summarizes notes receivable from officers and other senior managers of CSX Corporation (the
"Company") and its operating units as a result of their participation in the Company's 1991 Stock Purchase and Loan Plan ("SPLP") (filed on Form S-8 July 2, 1991, SEC Registration Statement Number 33-41498).  The
SPLP, which was approved by shareholders in 1991, provided for increased ownership of CSX common stock by the senior management group of the Company and its operating units, thereby more closely linking the interests of the senior management group with those of the shareholders of the Company.



                                                                  Deductions
                                 Balance at                -----------------------  Balance at end of Period
                                 Beginning                 Amounts                  ------------------------
Name of Debtor(1)                of Period    Additions    Collected(2)   Other     Current     Not Current
- -----------------                ---------    ---------    ------------   --------  -------     -----------
YEAR ENDED DECEMBER 31, 1992
(Millions of Dollars)

J.W. SNOW                               $6           $0            $0           $0          $0        $6
A.R. CARPENTER                          $2           $1            $0           $0          $0        $3
J.P. CLANCEY                            $1           $1            $0           $0          $0        $2
J.R. DAVIS                              $2           $0            $0           $0          $0        $2
J. ERMER                                $2           $0            $0           $0          $0        $2

All participating employees as a
group (174 employees, including
those named above)                     $97          $14            $6           $0          $0      $105



Notes:

(1) The notes receivable from participating employees represent stock purchase loans which resulted from participation in the SPLP.  The notes receivable, which bear interest at the weighted average rate of 7.72%
per annum, are due July 31, 1996.  Under the terms of the SPLP, the principal and net interest receivable balances of each loan are subject to various adjustments as a result of the market price of the CSX common stock having equalled or exceeded certain threshold levels for a period of 10 consecutive business days.
These adjustments may consist of forgiveness of net interest and up to a 25 percent reduction of the principal balance.  The total non-current balance at December 31, 1992 represents recourse amounts totaling
$5 million and non-recourse amounts totaling $100 million.  The total non-current balance at December 31,
1992, is secured by 2,204,444 shares of CSX common stock (aggregate market value at January 29, 1993, $162 million).

(2) Amounts collected include forfeitures and cash payments.





















                                                    - 2 -



             PAGE 3

SCHEDULE II-AMOUNTS RECEIVABLE FROM RELATED PARTIES AND UNDERWRITERS, PROMOTERS, AND EMPLOYEES OTHER THAN
RELATED PARTIES

                                               CSX CORPORATION

The following summarizes notes receivable from officers and other senior managers of CSX Corporation (the
"Company") and its operating units as a result of their participation in the Company's 1991 Stock Purchase and Loan Plan ("SPLP") (filed on Form S-8 July 2, 1991, SEC Registration Statement Number 33-41498).  The
SPLP, which was approved by shareholders in 1991, provided for increased ownership of CSX common stock by the senior management group of the Company and its operating units, thereby more closely linking the interests of the senior management group with those of the shareholders of the Company.



                                                                  Deductions
                                 Balance at                -----------------------  Balance at end of Period
                                 Beginning                 Amounts                  ------------------------
Name of Debtor(1)                of Period    Additions    Collected(2)   Other     Current     Not Current
- -----------------                ---------    ---------    ------------   --------  -------     -----------
YEAR ENDED DECEMBER 31, 1991
(Millions of Dollars)

J.W. SNOW                               $0           $6            $0           $0          $0        $6
A.R. CARPENTER                          $0           $2            $0           $0          $0        $2
J.P. CLANCEY                            $0           $1            $0           $0          $0        $1
J.R. DAVIS                              $0           $2            $0           $0          $0        $2
J. ERMER                                $0           $2            $0           $0          $0        $2

All participating employees as a
group (163 employees, including
those named above)                      $0          $98            $1           $0          $0       $97



Notes:

(1) The notes receivable from participating employees represent stock purchase loans which resulted from participation in the SPLP.  The notes receivable, which bear interest at the rate of 7.87% per annum, are due July 31, 1996.  Under the terms of the SPLP, the principal and net interest receivable balances of each loan are subject to various adjustments as a result of the market price of the CSX common stock having equalled or exceeded certain threshold levels for a period of 10 consecutive business days.  These adjustments may consist of forgiveness of net interest and up to a 25 percent reduction of the principal balance.  The total non-current balance at December 31, 1991 represents recourse amounts totaling $5 million and non-recourse amounts totaling $92 million.  The total non-current balance at December 31, 1991, is secured by 2,096,991 shares of CSX common stock (aggregate market value at January 31, 1992, $121 million).

(2) Amounts collected include forfeitures.






















                                                    - 3 -